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                     SUPPLEMENT NO. 3 DATED APRIL 11, 1997
                    TO PROSPECTUS DATED SEPTEMBER 16, 1996
                         RELATING TO 482,377 SHARES OF
                         RENAL TREATMENT CENTERS, INC.
                         COMMON STOCK, $.01 PAR VALUE


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated September 16, 1996, as supplemented by Supplement No. 1 dated November 4, 1996 and Supplement No. 2 dated December 2, 1996, forming a part of Form S-3 Registration Statement No. 333-10841.

     Scott E. Dean, M.D., a Selling Stockholder, has transferred 730 of the 28,985 shares of Common Stock beneficially owned by him and covered by the Prospectus to a trust created for the benefit of his minor children, the Dean Minors Trust of 1996 (the "Dean Trust"). Frank B. Martin, an employee of the Company, is the trustee of the Dean Trust, and has sole voting and investment power with respect to 1,430 shares of Common Stock beneficially owned by the Dean Trust (consisting of the 730 shares transferred to the Dean Trust as described above and an additional 700 shares previously transferred to the Dean Trust by Dr. Dean as described in Supplement No. 2 dated December 2, 1996). Dr. Dean retains sole voting and investment power with respect to 28,255 shares of Common Stock. With the exception of Mr. Martin's employment by the Company, neither the Dean Trust, nor any trustee or beneficiary thereof, is now, or ever has been, an officer, director or employee of the Company, nor does any such person have any other relationship with the Company.